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As filed with the Securities and Exchange Commission on January 17, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORIENT-EXPRESS HOTELS LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0223493 (I.R.S. Employer Identification No.)

41 Cedar Avenue
P.O. Box HM 1179
Hamilton HM EX, Bermuda
(441) 295-2244
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

John T. Landry, Jr., Esq.
Orient-Express Hotels Inc.
1155 Avenue of the Americas
New York, New York 10036
(212) 302-5066
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Stephen V. Burger
Carter, Ledyard & Milburn
2 Wall Street
New York, New York 10005
(212) 732-3200

        Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Class A Common Shares, par value $.01 each	5,000,000 shares	$12.425(1)	$62,125,000(1)	$5,715.50

Preferred Share Purchase Rights	5,000,000 rights	—(2)	—(2)	None

(1)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($12.60 and $12.25) of a class A common share as reported for New York Stock Exchange composite transactions on January 13, 2003.

(2)
The Rights are presently attached to and transferable only with the class A common shares of the registrant. The value, if any, attributable to the Rights to be offered is included in the proposed offering price of the class A common shares.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 17, 2003

PROSPECTUS

5,000,000 Class A Common Shares

Orient-Express Hotels Ltd.

        Sea Containers Ltd. may offer and sell from time to time up to 5,000,000 class A common shares of Orient-Express Hotels Ltd. Orient-Express Hotels will receive no part of the proceeds from the sale of these shares by Sea Containers. Sea Containers will bear all the costs, expenses and fees incident to its offer and sale of the class A common shares.

        The class A common shares of Orient-Express Hotels are listed on the New York Stock Exchange under the symbol OEH. On January    , 2003, the last reported sale price of a class A common share for New York Stock Exchange composite transactions was $            .

        Sea Containers has informed Orient-Express Hotels that Sea Containers may sell the class A common shares from time to time in ordinary brokers' transactions at then current market prices, or in other transactions at negotiated prices. Sea Containers may effect these transactions through or with brokers or dealers who may receive compensation in the form of commissions or discounts.

        Orient-Express Hotels maintains its registered office at 41 Cedar Avenue, Hamilton HM 12, Bermuda, telephone 441-295-2244. Its main service subsidiary in the United Kingdom is Orient-Express Services Ltd. located at Sea Containers House, 20 Upper Ground, London SE1 9PF, England, telephone 011-44-20-7805-5060, and its main United States subsidiary—Orient-Express Hotels Inc.—has offices at 1155 Avenue of the Americas, New York, New York 10036, telephone 212-302-5055.

        Orient-Express Hotels' bye-laws provide that its board of directors cannot declare a cash dividend on either of its class A or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares. In general, holders of class A common shares and class B common shares vote together as a single class on all matters submitted to a vote of Orient-Express Hotels' shareholders, with holders of class B common shares having one vote per share and holders of class A common shares having one-tenth of one vote per share. Each class B common share is convertible at any time into one class A common share. In all other material respects, the class A common shares and class B common shares are identical and are treated as a single class of common shares. See "Description of Common Shares."

        You should carefully consider the risk factors beginning on page 3 before you invest in the class A common shares.

        None of the Securities and Exchange Commission, any state securities commission or any Bermuda regulatory authority has approved or disapproved of the class A common shares being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2003.

This prospectus also relates to 5,000,000 rights to purchase Orient-Express Hotels' series A junior participating preferred shares. These rights are not currently exercisable and are attached to and transferable only with the class A common shares sold in this offering. See "Description of Common Shares—Shareholder Rights Agreement."

        You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

        A prospective purchaser of class A common shares should carefully consider the risks described below and the other information contained in or incorporated by reference in this prospectus before making a decision to purchase class A common shares.

        If any of these risks occur, our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected. In such case, the market price of the class A common shares could decline.

        This prospectus, including the documents incorporated in it by reference, also contains forward-looking statements that involve risks and uncertainties. We refer you to "Forward-Looking Statements" in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks Relating to Our Businesses

Orient-Express Hotels' operations are subject to adverse factors generally encountered in the hospitality industry.

        Besides the specific conditions discussed in the risk factors below, these factors include

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  cyclical downturns arising from changes in general and local economic conditions,

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  dependence on varying levels of tourism, business travel and corporate entertainment,

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  rising or falling disposable income of consumers and the travelling public,

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  changes in popular travel patterns,

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  competition from other hotels and leisure time activities,

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  periodic local oversupply of guest accommodation, which may adversely affect occupancy rates and actual room rates achieved,

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  increases in operating costs due to inflation and other factors which may not be offset by increased revenues,

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  regional and local economic and political conditions affecting market demand, including recessions, civil disorder and acts of terrorism,

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  foreign exchange rate movements,

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  adverse weather conditions or destructive forces like fire or flooding, and

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  seasonality, in that many of our hotels and tourist trains are located in the northern hemisphere where they operate at low revenue or close during the winter months.

        The effect of these factors varies among our hotels and other properties because of their geographic diversity.

        In particular, as a result of terrorist attacks in the United States on September 11, 2001 and the subsequent military action in Afghanistan, international, regional and even domestic travel have been disrupted. Demand for most of Orient-Express Hotels' properties declined substantially in the latter part of 2001, and the effects of the disruption are continuing to be felt. For example, American leisure travelers seem more reluctant than in the past to go abroad, and the booking lead-times by guests, travel agents and tour operators at our properties has shortened since September 11. Future acts of terrorism or possible military action, including a possible war with Iraq, could again reduce leisure and business travel.

The hospitality industry is highly competitive, both for acquisitions of new hotels and restaurants and for customers for Orient-Express Hotels' properties.

        We compete for hotel and restaurant acquisition opportunities with others who have substantially greater financial resources than we do. The competitors may be prepared to accept a higher level of financial risk than we can prudently manage. This competition may have the effect of reducing the number of suitable investment opportunities offered to us and increasing our acquisition costs by enhancing the bargaining power of property owners seeking to sell or to enter into management agreements.

        Some of our properties are located in areas where there are numerous competitors. For example, competing deluxe hotels opened in 2001 near our properties in New Orleans and Rio de Janeiro. Competitive factors in the hospitality industry include convenience of location, the quality of the property, room rates and menu prices, the range and quality of food services and amenities offered, types of cuisine, and name recognition. Demographic, geographic or other changes in one or more of our markets could impact the convenience or desirability of our hotels and restaurants, and so could adversely affect their operations. Also, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which our hotels and restaurants compete.

The hospitality industry is heavily regulated, including with respect to food and beverage sales, employee relations, construction and environmental concerns, and compliance with these laws could reduce revenues and profits of properties owned or managed by Orient-Express Hotels.

        Orient-Express Hotels and its various properties are subject worldwide to numerous laws, including those relating to the preparation and sale of food and beverages, liquor service, and health and safety of premises. Our properties are also subject to laws governing our relationship with our employees in such areas as minimum wage and maximum working hours, overtime, working conditions, hiring and firing employees and work permits. Also, the success of expanding our existing properties depends upon our obtaining necessary building permits or zoning variances from local authorities.

        Orient-Express Hotels also is subject to foreign and U.S. laws and regulations relating to the environment and the handling of hazardous substances which may impose or create significant potential environmental liabilities, even in situations where the environmental problem or violation occurred on a property before we acquired it.

Orient-Express Hotels' acquisition, expansion and development strategy may be less successful than we expect, and therefore, its growth may be limited.

        We intend to increase the revenues and net income of Orient-Express Hotels through acquisitions of new properties and expansion of its existing properties. Our ability to pursue new growth opportunities successfully will depend on our ability to identify properties suitable for acquisition and expansion, to negotiate purchases or construction on satisfactory terms, to obtain the necessary financing and permits and to integrate new properties into our operations. Also, our acquisition of properties in new locations may present operating and marketing challenges that are different from those we currently encounter in our existing locations. We cannot assure you that we will succeed in our growth strategy.

        We may develop new properties in the future. New project development is subject to such adverse factors as market or site deterioration after acquisition, inclement weather, labor or material shortages, work stoppages and the continued availability of construction and permanent financing. For example, the opening of the Westcliff Hotel in Johannesburg occurred about six months later than originally planned as construction took longer than expected. This delay had a significant adverse impact on the revenues and profitability of our African operations.

Orient-Express Hotels cannot be sure that it will obtain the necessary additional capital to finance the growth of its business.

        The acquisition and expansion of leisure properties, as well as the ongoing renovations, refurbishments and improvements required to maintain or upgrade our existing properties, are capital intensive. Our current expansion plans call for the expenditure of up to an aggregate of $110 million over the next three years to add new rooms and/or facilities to our existing properties, and our current acquisition plans call for the expenditure of about $50 million per year for new properties, which would be financed by a suitable level of mortgage debt. The availability of future borrowings and access to the capital markets for equity financing to fund these acquisitions and expansions depends on prevailing market conditions and the acceptability of financing terms offered to us. We cannot assure you that future borrowings or equity financing will be available to us, or available on acceptable terms, in an amount sufficient to fund our needs. Future equity financings may be dilutive to the existing holders of our common shares. Future debt financings could involve restrictive covenants which would limit our flexibility in operating our business.

Currency fluctuations may have a material adverse effect on Orient-Express Hotels' financial statements and/or its operating margins.

        Substantial portions of the revenues and expenses of Orient-Express Hotels are denominated in non-U.S. currencies such as European euros, British pounds sterling, South African rand, Australian dollars, Peruvian nuevos soles, Botswana pula, Brazilian reais, Mexican pesos and French Pacific francs. In addition, we buy assets and incur liabilities in these foreign currencies. Foreign exchange rate fluctuations may have a material adverse effect on our financial statements and/or our operating margins.

        Our financial statements, which are presented in U.S. dollars, can be impacted by foreign exchange fluctuations through both

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  translation risk, which is the risk that our financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the various currencies against the U.S. dollar, and

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  transaction risk, which is the risk that the currency of our costs and liabilities fluctuates in relation to the currency of our revenue and assets, which fluctuations may adversely affect our operating margins.

        With respect to translation risk, even though the fluctuations of currencies against the U.S. dollar can be substantial and therefore significantly impact comparisons with prior periods, the translation impact is a reporting consideration and does not affect the underlying results of operations, as transaction risk does. As far as we can, we match foreign currency revenues and costs and assets and liabilities to provide a natural hedge against translation risks although this is not a perfect hedge.

        With respect to transaction risk, although this risk may adversely affect operating margins, we may mitigate our exposure by entering into forward foreign exchange contracts from time to time.

Orient-Express Hotels' owned hotels and restaurants are subject to risks generally incident to the ownership of commercial real estate and often beyond its control.

        These include

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  changes in national, regional and local economic and political conditions,

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  local real estate market fluctuations,

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  changes in interest rates and in the availability, cost and terms of financing,

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  the impact of present or future governmental legislation and regulations (including environmental laws),

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  the ongoing need for capital improvements to maintain or upgrade properties,

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  changes in property taxes and operating expenses, and

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  the potential for uninsured or underinsured losses.

Orient-Express Hotels' substantial indebtedness could adversely affect its financial health.

        Orient-Express Hotels has a significant amount of debt and may incur additional debt from time to time. As of September 30, 2002, its consolidated long-term indebtedness was $451.7 million, including the current portion. Our substantial indebtedness could

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  require us to dedicate much of our cash flow from operations to payments on our indebtedness, and so reduce the availability of cash flow to fund our working capital, capital expenditures, product and service development and other general corporate purposes; for example, in 2001 Orient-Express Hotels generated $29.9 million in cash from operating activities after paying interest of $20.3 million and before loan principal repayments of $50.0 million,

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  limit our ability to obtain additional financing to fund future working capital, capital expenditures, product and service development and other general corporate purposes,

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  increase our vulnerability to adverse economic and industry conditions, including the seasonality of some of our businesses, or

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  limit our flexibility in planning for, or reacting to, changes in our business and industry as well as the economy generally.

        Also, since substantially all of our consolidated long-term debt at September 30, 2002, accrued interest at rates that fluctuate with prevailing interest rates, any increases in prevailing interest rates may increase our interest payment obligations. From time to time, Orient-Express Hotels enters into hedging transactions in order to manage its floating interest-rate exposure.

Covenants in Orient-Express Hotels' financing agreements could limit its discretion in operating its businesses, causing Orient-Express Hotels to make less advantageous business decisions; Orient-Express Hotels' indebtedness is secured by substantially all of its properties.

        Orient-Express Hotels' financing agreements with about 20 commercial bank lenders contain covenants that include limits on additional debt secured by mortgaged properties, limits on liens on property and limits on mergers and asset sales, and financial covenants requiring maintenance of a minimum net worth amount or a minimum interest expense coverage, or establishing a maximum debt to equity ratio. Our indebtedness is also secured by substantially all of our properties. Future financing agreements may contain similar, or even more restrictive, provisions and covenants. If Orient-Express Hotels fails to comply with the restrictions in its present or future financing agreements, a default may occur. A default could allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. A default could also allow the creditors to foreclose on the properties securing such debt.

Orient-Express Hotels' operations may be adversely affected by extreme weather conditions and the impact of natural disasters.

        Orient-Express Hotels operates properties in a variety of locales, each of which is subject to local weather patterns and their effects on our properties as well as on customer travel. Since Orient-Express Hotels' revenues are dependent on the revenues of individual properties, extreme weather conditions can from time to time have a major adverse impact upon individual properties or particular regions. For example, in November 1999 a major hurricane passed over St. Martin where our La Samanna hotel is located, resulting in the closing of the hotel until February 2000 so that we missed much of the high season that year.

        Orient-Express Hotels' properties are also vulnerable to the effects of destructive forces, such as fire, storms and flooding. Although our properties are insured against property damage, damages resulting from acts of God or otherwise may exceed the limits of our insurance coverage or be outside the scope of that coverage. Our La Samanna hotel, for example, suffered substantial wind and flooding damage during the 1999 hurricane. Although it was fully insured for such damage, Orient-Express Hotels may face losses with other natural disasters affecting its properties in the future.

If the relationships between Orient-Express Hotels and its employees were to deteriorate, it may be faced with labor shortages or stoppages, which would adversely affect its ability to operate its facilities.

        Orient-Express Hotels' relations with its employees in various countries, including the approximately 2,000 employees represented by labor unions, could deteriorate due to disputes related to, among other things, wage or benefit levels or our response to changes in government regulation of workers and the workplace. Operations rely heavily on employees' providing high-quality personal service, and any labor shortage or stoppage caused by poor relations with employees, including labor unions, could adversely affect our ability to provide those services, which could reduce occupancy and room revenue and even tarnish our reputation.

Risks Relating to Our Relationship with Sea Containers Ltd.

Orient-Express Hotels' share price may be adversely affected by the limited liquidity of its shares in the market because Sea Containers has decided not to make a spin-off distribution of Orient-Express Hotels' shares. However, any sales of substantial numbers of Orient-Express Hotels' shares by Sea Containers might adversely affect the market price of its shares.

        Sea Containers has recently announced its intention not to pursue further a proposal to distribute to its shareholders all of the common shares of Orient-Express Hotels that Sea Containers owns. Assuming the sale of all the class A common shares covered by this prospectus, Sea Containers will continue to own approximately 9,403,300 of Orient-Express Hotels' class A and class B common shares, or approximately 30.5% of its outstanding common shares (excluding those held by a subsidiary of Orient-Express Hotels). The liquidity of the common shares in the market will continue to be limited unless and until Sea Containers elects to make further future sales of our class A common shares. Any future sales of substantial amounts of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our class A common shares.

A default under Sea Containers' debt instruments could trigger a default under some of Orient-Express Hotels' loan agreements.

        A default under Sea Containers' loan agreements or public debt indentures could result in a default under some Orient-Express Hotels' loan agreements guaranteed by Sea Containers which contain cross-default provisions to debt of Sea Containers. Any default under loan agreements of Orient-Express Hotels triggered by a default by Sea Containers could also result in cross-defaults to other loan agreements of Orient-Express Hotels. A default under Orient-Express Hotels' loan agreements could lead to foreclosure and loss of control of the properties securing these loan agreements.

        Orient-Express Hotels' loan agreements that finance the Observatory Hotel, Lilianfels Hotel and Venice Simplon-Orient-Express contain cross-default provisions to debt of Sea Containers. As of September 30, 2002, about $35.3 million was outstanding under these facilities and included in the consolidated long-term debt of Orient-Express Hotels. As of the same date, approximately $135.0 million was outstanding under Orient-Express Hotels' loans guaranteed by Sea Containers, including the $35.3 million of the debt referred to in the preceding sentence containing cross-default provisions.

        Orient-Express Hotels is seeking to amend these loan agreements to remove these Sea Containers cross-default provisions and guarantees, but we cannot assure you that we will be able to do so or should we be able to do so, that the terms of such loan agreements will be as favorable to Orient-Express Hotels. We do not intend to enter into loan agreements in the future with provisions containing cross-defaults to Sea Containers' debt or guarantees by Sea Containers. Orient-Express Hotels has guaranteed no debt of Sea Containers.

        Sea Containers is a defendant in a lawsuit in New York State Supreme Court, New York County commenced by investors alleging to be holders of Sea Containers' publicly traded senior notes and claiming, inter alia, that certain defaults under the indentures governing those notes had occurred or would occur as a result of the possible spin-off distribution of Orient-Express Hotels' shares by Sea Containers. Orient-Express Hotels and James B. Sherwood were also named as defendants. The suit was dismissed by the court on June 15, 2001, primarily because the plaintiffs failed to comply with the pre-suit requirements in the indentures and lacked standing to sue. The plaintiffs appealed the court's decision. On December 19, 2002, the Appellate Division of the New York State Supreme Court affirmed dismissal of the lawsuit.

        The management of Sea Containers believes that the concerns of the bondholders related primarily to the proposed spin-off distribution. As noted above, Sea Containers recently announced that it no longer plans to proceed with the spin-off; but there has been no indication as to whether or not the plaintiffs will withdraw the lawsuit in light of that announcement or otherwise desist from further litigation. The management of Sea Containers believes that the suit is without merit. However, if the plaintiffs were to prevail in establishing that a default had occurred under the Sea Containers indentures, that default could cause an acceleration of the long-term debt of Orient-Express Hotels that is cross-defaulted to Sea Containers' debt.

Orient-Express Hotels' directors and officers may control the outcome of most matters submitted to a vote of its shareholders.

        On July 22, 2002, a subsidiary of Orient-Express Hotels—Orient-Express Holdings Ltd. ("Holdings") exercised an option it acquired in connection with Orient-Express Hotels' initial public offering to acquire from Sea Containers 18,044,478 class B common shares of Orient-Express Hotels for an aggregate purchase price of $180,445. Accordingly, Holdings holds common shares of Orient-Express Hotels representing about 77.3% of the voting power for most matters submitted to a vote of Orient-Express Hotels' shareholders, and Holdings, together with the directors and officers of Orient-Express Hotels, holds common shares of Orient-Express Hotels representing about 77.5% of the combined voting power for most matters submitted to a vote of its shareholders. In general, holders of Orient-Express Hotels' class A common shares and holders of its class B common shares vote together as a single class, with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. Therefore, so long as the number of outstanding class B shares exceeds one-tenth the number of outstanding class A common shares, the holders of class B common shares could control the outcome of most matters submitted to a vote of the shareholders. Under Bermuda law, common shares of Orient-Express Hotels owned by Holdings are outstanding and may be voted by Holdings. The manner in which Holdings votes its Orient-Express Hotels common shares will be determined by the six directors of Holdings, three of whom are also directors or officers of Orient-Express Hotels, consistently with the exercise by those directors of their fiduciary duties to Holdings. Those directors, should they choose to act together, will be able to control substantially all matters affecting Orient-Express Hotels, and to block a number of matters relating to any potential change of control of Orient-Express Hotels. See "Description of Common Shares—Voting Rights."

        James B. Sherwood, Daniel J. O'Sullivan, John D. Campbell and Edwin S. Hetherington are directors or officers of Orient-Express Hotels and also of Sea Containers, which after the sale of the shares covered by this prospectus will own 6,943,901 class A shares and 2,459,399 class B shares of Orient-Express Hotels representing about 13.5% of the combined voting power of Orient-Express Hotels' shares. Thus, the shares of Orient-Express Hotels owned by its directors and officers and Holdings, together with remaining shares of Orient-Express Hotels owned by Sea Containers, represent about 91% of the combined voting power of Orient-Express Hotels' shares.

Some of Orient-Express Hotels' directors and executive officers may have conflicts of interest because of their ownership of Sea Containers class A and class B common shares or their positions at Sea Containers.

        Some of Orient-Express Hotels' directors and executive officers—James B. Sherwood, John D. Campbell, Daniel J. O'Sullivan and Edwin S. Hetherington—hold Sea Containers class A and class B common shares and options to purchase Sea Containers class A and class B common shares. Also, these persons are executive officers or directors of Sea Containers. Ownership of Sea Containers class A and class B common shares by Orient-Express Hotels' directors and officers, or their positions as executive officers or directors of Sea Containers, could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Sea Containers and us. We currently do not have any internal controls or procedures in place for resolving these conflicts.

        James B. Sherwood, the chairman of the board of directors and the president of Sea Containers, has an option to purchase the Hotel Cipriani in Venice from Orient-Express Hotels at its fair market value if a change of control of Sea Containers occurs. We plan to amend this option to apply to a change of control of Orient-Express Hotels.

Other Risk Factors

Provisions in Orient-Express Hotels' charter documents may discourage potential acquisitions of Orient-Express Hotels, even those which the holders of a majority of its class A common shares might favor.

        Orient-Express Hotels' memorandum of association and bye-laws contain provisions that could make it harder for a third party to acquire it without the consent of its board of directors. These provisions include

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  supermajority shareholder voting provisions for the removal of directors from office with or without cause, and for "business combination" transactions with beneficial owners of shares carrying 15% or more of the votes which may be cast at any general meeting of Orient-Express Hotels, and

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  limitations on the voting rights of such 15% beneficial owners.

        Also, our board of directors has the right under Bermuda law to issue preferred shares without shareholder approval, which could be done to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by many shareholders.

        These provisions are in addition to the ability of our subsidiary and directors and officers to vote shares representing a significant majority of the total voting power of our common shares. See "Description of Common Shares—Voting Rights." Also, the rights to purchase series A junior preferred shares, one of which is attached to each class A and class B common share, may have antitakeover effects. See "Description of Common Shares—Shareholder Rights Agreement."

We cannot assure you that a judgment of a United States court for liabilities under U.S. securities laws would be enforceable in Bermuda, or that an original action can be brought in Bermuda against Orient-Express Hotels for liabilities under U.S. securities laws.

        Orient-Express Hotels is a Bermuda company, a majority of its directors and officers are residents of Bermuda, the United Kingdom and elsewhere outside the United States, and most of its assets and the assets of its directors and officers are located outside the United States. As a result, it may be difficult for you to

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  effect service of process within the United States upon Orient-Express Hotels or its directors and officers, or

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  enforce judgments obtained in United States courts against Orient-Express Hotels or its directors and officers based upon the civil liability provisions of the United States federal securities laws.

        Orient-Express Hotels has been advised by its Bermuda counsel, Appleby Spurling & Kempe, that there is doubt as to

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  whether a judgment of a United States court based solely upon the civil liability provisions of the United States federal securities laws would be enforceable in Bermuda against Orient-Express Hotels or its directors and officers, and

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  whether an original action could be brought in Bermuda against Orient-Express Hotels or its directors and officers to enforce liabilities based solely upon the United States federal securities laws.

FORWARD-LOOKING STATEMENTS

        This prospectus, and the reports and other information that we have filed with the SEC which are incorporated by reference in this prospectus, contain forward-looking statements, including statements regarding matters such as

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  competitive factors in our businesses,

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  future capital expenditures,

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  future legislation,

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  strikes or other labor disruptions,

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  currency fluctuations, and

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  trends in our future operating performance.

        We have based these forward-looking statements largely on our expectations as well as assumptions we have made and information currently available to our management. When used in this prospectus or in incorporated reports, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to Orient-Express Hotels or its management, are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control. Actual results could differ materially from those anticipated, as a result of the factors described under "Risk Factors" in this prospectus and other factors. Furthermore, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and incorporated reports might not transpire.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF COMMON SHARES

        The authorized capital of Orient-Express Hotels consists of 120,000,000 class A common shares, 120,000,000 class B common shares and 30,000,000 preferred shares, all of $.01 par value each. There are currently 28,340,601 class A common shares and 2,459,399 class B common shares outstanding. The number of class B common shares outstanding does not include the 18,044,478 shares which are owned by Holdings, a subsidiary of Orient-Express Hotels, and accounted for as a reduction to outstanding shares including for purposes of computing earnings per share while they are owned by the subsidiary.

Dividend Rights

        Holders of class A and class B common shares receive such dividends as the Orient-Express Hotels board of directors declares out of amounts available under Bermuda law for that purpose. The board of directors may not declare a cash dividend on the class A or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares.

        For distributions other than cash dividends, the class A and class B common shares rank equally and have the same rights, except that

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  Orient-Express Hotels can distribute class A common shares, or rights, options or warrants to subscribe for class A common shares, only to the holders of class A common shares,

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  Orient-Express Hotels can distribute class B common shares, or rights, options or warrants to subscribe for class B common shares, only to the holders of class B common shares, and

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  the ratio of the number of class A common shares outstanding to the number of class B common shares outstanding, each on a fully diluted basis, must be the same immediately after such a distribution as immediately before it, except as may be provided in the shareholder rights agreement described below.

        No Bermuda law, decree or regulation restricts the export or import of capital, affects payment of dividends or other distributions by Orient-Express Hotels to non-resident shareholders, or subjects United States holders of class A or class B common shares to taxes. Future dividends will depend upon Orient-Express Hotels results of operations, financial position, capital requirements and other relevant factors.

Voting Rights

        Except as otherwise provided by Bermuda law, the holders of class A and class B common shares have exclusive voting rights at any general meeting of shareholders of Orient-Express Hotels, subject to the voting rights of the holders of any preferred shares which Orient-Express Hotels may issue in the future.

        In general, holders of class A common shares and holders of class B common shares vote together as a single class with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. However,

  •
  Any action varying the rights of either class would require the separate approval of that class as well as the approval of both classes voting together.

  •
  Any "Business Combination," as defined in the bye-laws, involving Orient-Express Hotels and an "interested person" must be approved by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote, unless the Business Combination meets certain procedural and fair price requirements. An interested person is defined generally as a person, other than Orient-Express Hotels, Sea Containers and each of their respective subsidiaries, which is the beneficial owner of shares or rights over shares carrying 15% or more of the votes which may be cast at any general meeting of Orient-Express Hotels.

  •
  The shareholders of Orient-Express Hotels may remove directors from office, with or without cause, at a special general meeting only by a resolution adopted by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote. A director may also be removed for cause by resolution of the directors, or can be defeated for re-election at an annual general meeting.

  •
  If at any time a person becomes an interested person as defined above, that person, with certain exceptions, will not be able to cast more than 15% of the votes which may be cast at any general meeting of Orient-Express Hotels for a period of five years from the date that such person first became an interested person.

        There is no provision for cumulative voting for the election of our directors, under which, for example, a shareholder with ten votes participating in an election for three directors could cast 30 votes for one nominee rather than 10 votes for each of three nominees. In the absence of cumulative voting, all of the directors can be elected by those shareholders which together can cast a majority of the votes represented by all outstanding class A common shares each with one-tenth of a vote and all outstanding class B common shares each with one vote. So long as the number of outstanding class B common shares exceeds one-tenth the number of outstanding class A common shares, the holders of class B common shares could control the outcome of most matters submitted to a vote of our shareholders.

        In general, under The Companies Act 1981 of Bermuda and the Orient-Express Hotels bye-laws, approval of any matter proposed at any general meeting requires the affirmative vote of a simple majority of the total votes cast on that matter by the holders of class A common shares and class B common shares present in person or represented by proxy. Matters requiring such simple majority approval include proposals for the sale of all or substantially all of Orient-Express Hotels assets, and amendments to its memorandum of association or bye-laws. A few matters would require more than majority approval under The Companies Act 1981, such as loans to directors, which would require the affirmative vote of at least 90% of the total votes of all outstanding class A and class B common shares, or a change of Orient-Express Hotels independent auditors, which would require the affirmative vote of at least two-thirds of the total votes cast of class A and class B common shares, or a proposal for the amalgamation or merger of Orient-Express Hotels with another corporation, which would require the affirmative vote of at least 75% of the total votes cast of class A and class B common shares.

        The normal quorum for general meetings is the presence, in person or by proxy, of the holders of class A and class B common shares carrying a majority of the votes which may be cast at the meeting. However, at any special general meeting called for the purpose of electing directors or increasing or reducing the number of directors, the holders of not less than 90% in number of the outstanding class A and class B common shares must be present in person or by proxy to constitute a quorum.

        There are no limitations imposed by Bermuda law or by Orient-Express Hotels' charter and bye-laws on the rights of persons who are not citizens or residents of Bermuda to hold or vote class A or class B common shares.

Shareholder Rights Agreement

        Orient-Express Hotels has in place a shareholder rights agreement providing for rights to purchase series A junior participating preferred shares of Orient-Express Hotels. The rights are not currently exercisable and they are attached to and trade together with the class A and class B common shares on a one-to-one basis. A right will be attached to each class A common share sold in this offering.

        The shareholder rights agreement will take effect not earlier than the tenth day after the first to occur of

  •
  the public announcement that a person or group has become an "acquiring person," that is, a person or group that has acquired beneficial ownership of shares carrying 20% or more of the total votes which may be cast at any general meeting of Orient-Express Hotels, but excluding any subsidiary of Orient-Express Hotels, Sea Containers or any subsidiary of Sea Containers, and

  •
  the commencement or announcement of an intended tender offer or exchange offer for shares carrying 30% or more of the total votes which may be cast at any general meeting of Orient-Express Hotels.

        At that time, the rights then attached to all outstanding class A and class B common shares will become separate securities, and each right will entitle its holder to purchase one one-hundredth of a Series A junior participating preferred share of Orient-Express Hotels at an exercise price of $142. The exercise price will be adjusted in the future to reflect stock splits and other changes to the class A and class B common shares.

        However,

  •
  From and after the date on which any person becomes an acquiring person, each holder of a right other than the acquiring person may exercise the right and receive, at the then current exercise price of the right, that number of class A common shares, in the case of a right which previously was attached to a class A common share, or that number of class B common shares, in the case of a right which previously was attached to a class B common share, or other securities, cash or property, then having a market value of twice the exercise price;

  •
  If, after the shareholder rights agreement takes effect, Orient-Express Hotels is acquired by consolidation, merger or amalgamation, or Orient-Express Hotels sells or otherwise transfers 50% or more of its consolidated assets or earning power, each holder of a right, other than an acquiring person, may exercise the right and receive, at the then current exercise price of the right, an amount of the common equity of the acquiring company or its public company parent which at the time of such transaction would have a market value of twice the exercise price of the right; and

  •
  At any time after any person becomes an acquiring person and before a person or group (other than Orient-Express Hotels, Sea Containers or certain of their affiliates) acquires beneficial ownership of 50% or more of the total voting rights which may be cast at any general meeting of Orient-Express Hotels, the board of directors of Orient-Express Hotels may exchange all or some of the rights other than rights beneficially owned by an acquiring person, which rights will thereafter be void, at an exchange ratio of

  (A)
  one class A common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class A common shares, and

  (B)
  one class B common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class B common shares,

subject to adjustment in certain events.

        The rights will expire on June 1, 2010. However, the board of directors of Orient-Express Hotels may redeem all but only all of the rights sooner at a price of $0.05 per right at any time before the close of business on the tenth day after the date on which a person becomes an acquiring person.

        The purpose of the rights is to diminish the attractiveness of Orient-Express Hotels to persons who might otherwise have an interest in acquiring control of Orient-Express Hotels on unfair or coercive terms and to impede such persons from attempting to gain control of Orient-Express Hotels on such terms through a tender or exchange offer, by a proxy contest or by other means.

Liquidation Rights

        In a liquidation, dissolution or winding-up of Orient-Express Hotels, holders of class A and class B common shares as a single class would participate equally per share in the assets remaining available for distribution to shareholders, after payment of the liabilities of Orient-Express Hotels and the liquidation preferences on its preferred shares.

Conversion Rights

        The class A common shares are not convertible into any other security. Each class B common share is convertible at any time without any additional payment into one class A common share.

Miscellaneous

        Neither class A nor class B common shares have the benefit of sinking fund provisions or are redeemable or carry any preemptive or other rights to subscribe for additional shares, except that holders of class B common shares may convert their shares into class A common shares as described above. The holders of class A and class B common shares are not liable for any further calls or assessments.

SELLING SHAREHOLDER

        As of the date of this prospectus, Sea Containers owns 11,943,901 class A common shares and 2,459,399 class B common shares. This represents approximately 42% and 12%, respectively, of the shares of each such class currently outstanding, including those shares held by Holdings, a subsidiary of Orient-Express Hotels, or 42% and 100%, respectively, of the shares of each such class outstanding, excluding the shares held by Holdings. Therefore, if Sea Containers sells all of the 5,000,000 class A common shares covered by this prospectus, it will continue to own 6,943,901 class A common shares (about 25% of those outstanding) and 2,459,399 class B common shares.

        For information concerning the relationship between Orient-Express Hotels and Sea Containers, we refer you to the portions of this prospectus under the headings "Risk Factors—Risks Relating to Our Relationship with Sea Containers Ltd."

PLAN OF DISTRIBUTION

        Orient-Express Hotels is registering the 5,000,000 class A common shares covered by this prospectus (the "Shares") on behalf of Sea Containers, as selling shareholder, and also on behalf of any donees, pledges, transferees and other successors-in-interest that may receive Shares from Sea Containers after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. Sea Containers is bearing all expenses, fees, and taxes in connection with the registration of the Shares under the Securities Act of 1933 and will pay any brokerage commissions and similar selling expenses attributable to the sale of Shares. Orient-Express Hotels will receive no part of the proceeds from the sale of the Shares by Sea Containers. Sea Containers has agreed to indemnify Orient-Express Hotels against certain losses, claims, damages and liabilities incident to the sale of the Shares, including liabilities under the Securities Act.

        Sea Containers has informed Orient-Express Hotels that it may effect sales of Shares from time to time in

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

  •
  a fixed price offering, exchange distribution or special offering in accordance with the rules of the applicable exchange,

  •
  privately negotiated transactions,

  •
  short sales,

  •
  sales by broker-dealers of a specified number of such shares at a stipulated price per share,

  •
  a combination of any such methods of sale, and

  •
  any other method permitted pursuant to applicable law,

at market prices prevailing at the time of sale, or at negotiated prices. These sales may or may not involve brokers or dealers.

        Sea Containers has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there currently an underwriter or coordinating broker acting in connection with the proposed sale of the Shares by Sea Containers. However, before Sea Containers sells any of the Shares, it will enter into a sales agreement with one or more broker-dealers. This agreement will set forth the terms under which Sea Containers may sell Shares to or through broker-dealers acting as agents or principals. Any of these broker-dealers may receive compensation in the form of discounts, concessions, or commissions from Sea Containers and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may exceed customary commissions.

        Sea Containers and any broker-dealers that act in connection with the sale of Shares might be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation these broker-dealers receive, and any profit they realize from the resale of the Shares while acting as principals, might be considered as underwriting discounts or commissions. Sea Containers may agree to indemnify any agent, dealer or broker that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

        Because Sea Containers may be an "underwriter" within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act for offers and sales of the Shares, including delivery through the facilities of the New York Stock Exchange as provided in Rule 153 under the Securities Act. Orient-Express Hotels has informed Sea Containers that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales in the market by Sea Containers.

        Sea Containers may also resell all or some of the Shares in open market transactions under Rule 144 under the Securities Act, if available, rather than under the prospectus.

        If Sea Containers notifies Orient-Express Hotels that Sea Containers has entered into any material arrangement with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, Orient-Express Hotels will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing

  •
  the name of the participating broker-dealer(s),

  •
  the number of Shares involved,

  •
  the price at which such Shares were sold,

  •
  the commission paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

  •
  whether the broker-dealer(s) conducted any investigation to verify the information in or incorporated by reference in this prospectus, and

  •
  other material facts of the transaction.

Also, if Sea Containers notifies Orient-Express Hotels that a donee, pledgee, transferee or other successor-in-interest of the Shares intends to sell more than 500 Shares, Orient-Express Hotels will file an appropriate supplement to this prospectus.

        The maximum commission or discount to be received by any NASD member or independent broker-dealer will no be greater than 8% for the sale of any securities being registered pursuant to Rule 415.

AUTHORIZED REPRESENTATIVE

        Orient-Express Hotels' authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is J. Robert Lovejoy, One Rockefeller Plaza, New York, New York 10020. Orient-Express Hotels has agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

LEGAL MATTERS

        Carter Ledyard & Milburn LLP, New York, New York, is passing upon matters of United States law for Orient-Express Hotels and Sea Containers with respect to this offering, and Appleby Spurling & Kempe, Hamilton, Bermuda, is passing upon matters of Bermuda law for Orient-Express Hotels and Sea Containers with respect to this offering. Robert M. Riggs, a member of Carter Ledyard & Milburn LLP, is a director of Sea Containers, and John D. Campbell, senior counsel of Appleby Spurling & Kempe, is a director and a vice president of Orient-Express Hotels and Sea Containers.

EXPERTS

        The consolidated financial statements and related consolidated financial statement schedule incorporated in this prospectus by reference from Orient-Express Hotels' Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption by Orient-Express Hotels of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and 138, effective January 1, 2001, and Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities, effective January 1, 1999, which is incorporated by reference in the registration statement, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 which Orient-Express Hotels filed with the SEC under the Securities Act of 1933, Registration No. 333-            . We refer you to this registration statement for further information with respect to Orient-Express Hotels and the class A common shares offered by this prospectus.

        Orient-Express Hotels files annual, quarterly and special reports and other information with the Securities and Exchange Commission (Commission File Number 1-16017). These filings contain some information which does not appear in this prospectus. For further information about Orient-Express Hotels, you may obtain these filings over the internet at the SEC's Web site at http://www.sec.gov. You may also read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of Orient-Express Hotels' filings from the public reference room by calling (202) 942-8090.

        The SEC allows Orient-Express Hotels to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which Orient-Express Hotels has filed or will file with the SEC. We are incorporating by reference in this prospectus

  •
  Orient-Express Hotels' Annual Report on Form 10-K for the fiscal year ended December 31, 2001,

  •
  Orient-Express Hotels' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002,

  •
  Orient-Express Hotels' Current Reports on Form 8-K dated August 6, 2002, and November 14, 2002,

  •
  The description of Orient-Express Hotels' class A common shares which appears in its Registration Statement on Form 8-A dated July 28, 2000, for the registration of the class A common shares under Section 12(b) of the Securities Exchange Act of 1934, and

  •
  The description of the Rights which appears in Orient-Express Hotels' Registration Statement on Form 8-A dated July 28, 2000 for the registration of the Rights under Section 12(b) of the Securities Exchange Act of 1934.

        All documents which Orient-Express Hotels files with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of this offering of class A common shares shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

        We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Secretary, Orient-Express Hotels Inc., 1155 Avenue of the Americas, New York, New York 10036 (telephone 212-302-5055).

        Orient-Express Hotels is a Bermuda company and is a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) Orient-Express Hotels' proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Securities Exchange Act, and (2) transactions in Orient-Express Hotels' equity securities by its officers and directors are exempt from Section 16 of the Exchange Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The expenses of the issuance and distribution of the securities being registered hereby, other than selling discounts and commissions, are estimated as follows:

Securities and Exchange Commission registration fee	$5,716
Legal fees and expenses	85,000
Accountants' fees and expenses	30,000
Miscellaneous	4,284

Total	$125,000

        All of such expenses will be paid by Sea Containers Ltd.

Item 15.    Indemnification of Directors and Officers.

        Bye-Laws 122-125 of the registrant provide as follows (references therein to the Company are references to the registrant, and references to the Companies Act mean Bermuda's Companies Act 1981 and such other statutory corporate enactments in Bermuda as are from time to time in force concerning companies insofar as the same applies to the registrant):

          "122. Subject to the proviso below, every Director, officer of the Company and member of a committee duly constituted under Bye-Law 88 and any Resident Representative shall be indemnified out of the funds of the Company against all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, officer, committee member or Resident Representative and the indemnity contained in this Bye-Law shall extend to any person acting as a Director, officer, committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election; provided that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Act. Nothing in this Bye-law or Bye-Laws 123, 124 and 125 below shall operate in favour of any person acting in the capacity of auditor to the Company.

          "123. Every Director, officer, member of a committee duly constituted under Bye-Law 88 or Resident Representative shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, officer, committee member or Resident Representative in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Act in which relief from liability is granted to him by the court.

          "124. To the extent that any Director, officer, member of a committee duly constituted under Bye-Law 88 or Resident Representative is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge."

          "125. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Directors in the specific case upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to Bye-Laws 122 and 123 or otherwise.

        Reference is made to the Indemnification Agreement (Exhibit 99 to this Registration Statement) concerning the indemnification by the registrant of its authorized representative in the United States for purposes of this Registration Statement.

        The registrant also maintains directors' and officers' liability and corporate reimbursement insurance. Such insurance, subject to annual renewal and certain rights of the insurers to terminate, provides an aggregate maximum of $40 million of coverage to directors and officers of the registrant and its subsidiaries, against claims made during the policy period.

Item 16.    Exhibits.

        The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 17.    Undertakings.

        (1)  The undersigned registrant hereby undertakes:

          (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)
      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii)
      to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

      (iii)
      to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in

Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (4)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (5)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 16th day of January, 2003.

ORIENT-EXPRESS HOTELS LTD.
By:	/s/ SIMON M.C. SHERWOOD Simon M.C. Sherwood President

        Each person whose signature appears below hereby constitutes James B. Sherwood, Robert M. Riggs, Daniel J. O'Sullivan, and James G. Struthers, and each of them singly, his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement (including post-effective amendments) and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, to any and all amendments to this registration statement.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement and the above power of attorney have been signed below by the following persons in the capacities indicated on January 16, 2003.

Signature	Title

/s/ SIMON M.C. SHERWOOD Simon M.C. Sherwood	President and Director (Co-Principal Executive Officer)
/s/ JAMES B. SHERWOOD James B. Sherwood	Chairman and Director (Co-Principal Executive Officer)
/s/ JAMES G. STRUTHERS James G. Struthers	Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JOHN D. CAMPBELL John D. Campbell	Director
/s/ JAMES B. HURLOCK James B. Hurlock	Director

/s/ J. ROBERT LOVEJOY J. Robert Lovejoy	Director and Authorized Representative in the United States
/s/ DANIEL J. O'SULLIVAN Daniel J. O'Sullivan	Director
/s/ GEORG R. RAFAEL Georg R. Rafael	Director

EXHIBIT INDEX

Exhibit Number	Description
1	—	Form of Sales Agreement
4.1	—	Schedule 1 to the Bye-Laws of the Registrant.(1)
4.2	—	Rights Agreement dated as of June 1, 2000, between the Registrant and EquiServe Trust Company N.A. (successor to Fleet National Bank), as Rights Agent.(2)
5	—	Opinion of Appleby, Spurling & Kempe.
23.1	—	Consent of Deloitte & Touche LLP.
23.2	—	Consent of Appleby Spurling & Kempe (included in Exhibit 5)
24	—	Powers of Attorney (included in the signature page of this Registration Statement).
99	—	Indemnification Agreement between the Registrant and J. Robert Lovejoy.

(1)
Incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Registrant's Registration Statement on Form S-1, Registration No. 333-12030.

(2)
Incorporated by reference to Exhibit 4.2 to Amendment No. 4 to the Registrant's Registration Statement on Form S-1, Registration No. 333-12030.

QuickLinks

TABLE OF CONTENTS
RISK FACTORS
Risks Relating to Our Businesses
Risks Relating to Our Relationship with Sea Containers Ltd.
Other Risk Factors
FORWARD-LOOKING STATEMENTS
DESCRIPTION OF COMMON SHARES
SELLING SHAREHOLDER
PLAN OF DISTRIBUTION
AUTHORIZED REPRESENTATIVE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX